PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated January 29, 2026

JPMorgan Chase Financial Company LLC Trigger Autocallable GEARS

$4,561,500 Linked to an Equally Weighted Basket of 4 Equity Indices due January 31, 2031

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of an equally weighted basket (the “Basket”) of the AEX® Index, the KOSPI 200 Index, the Swiss Market Index and the FTSE® 100 Index (each, an “Underlying” and together, the “Underlyings”). If the Basket closes at or above the Autocall Barrier (100.00% of the Initial Value) on the Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return of 14.50%. No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Basket if the Securities are automatically called. If by maturity the Securities have not been automatically called and the Basket Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Upside Gearing of 1.50. If by maturity the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold (75.00% of the Initial Basket Value), JPMorgan Financial will repay your principal amount at maturity. However, if by maturity the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Value to the Final Basket Value and could lose all of your principal amount. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, a higher Call Return is associated with a greater risk of loss. You will not receive dividends or other distributions paid on any stocks included in any Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return — JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing level of the Basket on the Observation Date is greater than or equal to the Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Basket if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities have not been automatically called, at maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Basket. If the Basket Return is negative, investors may be exposed to the negative Basket Return at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. You may lose a significant portion or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates

Trade Date	January 29, 2026
Original Issue Date (Settlement Date)	January 30, 2026
Observation Date[1]	February 4, 2027
Final Valuation Date[1]	January 29, 2031
Maturity Date[1]	January 31, 2031

[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement and “Key Risks — Risks Relating to the Securities Generally — We May Accelerate Your Securities If a Change-in-Law Event Occurs” in this pricing supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Trigger Autocallable GEARS linked to an equally weighted basket of 4 equity indices. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlyings	Basket Weight	Initial Value	Call Return	Upside Gearing	Initial Basket Value	Autocall Barrier	Downside Threshold	CUSIP / ISIN
AEX® Index (Bloomberg ticker: AEX)	25.00%	996.93	14.50%	1.50	100	100, which is 100% of the Initial Basket Value	75, which is 75% of the Initial Basket Value	48134L366 / US48134L3666
KOSPI 200 Index (Bloomberg ticker: KOSPI2)	25.00%	765.59
Swiss Market Index (Bloomberg ticker: SMI)	25.00%	13,147.93
FTSE® 100 Index (Bloomberg ticker: UKX)	25.00%	10,171.76

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to an Equally Weighted Basket of 4 Equity Indices	$4,561,500	$10.00	$114,037.50	$0.25	$4,447,462.50	$9.75

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.25 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $9.469 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the AEX® Index, the KOSPI 200 Index, the Swiss Market Index and the FTSE® 100 Index is an “Index.”

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Securities. Notwithstanding anything to the contrary in the indenture governing the Securities, that amendment will become effective without consent of the holders of the Securities or any other party.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t     You believe the Basket will close at or above the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t     You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Basket and your potential return is limited to the Call Return.

t     You are willing to invest in the Securities based on the Call Return indicated on the cover hereof.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t     You are able and willing to invest in Securities that may be automatically called early and you are otherwise able and willing to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t     You believe the level of the Basket will decline over the term of the Securities and is likely to close below the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.

t     You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Basket and your potential return is limited to the Call Return.

t     You are unwilling to invest in the Securities based on the Call Return indicated on the cover hereof.

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlyings.

t     You are unable or unwilling to invest in Securities that may be automatically called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Securities. For more information on the Underlyings, please see the sections titled “The AEX® Index,” “The KOSPI 200 Index,” “The Swiss Market Index” and “The FTSE® 100 Index” below.

Final Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment upon an automatic call or at maturity will be based on the principal amount.
Basket:	The Securities are linked to an equally weighted basket (the “Basket”) of the AEX® Index, the KOSPI 200 Index, the Swiss Market Index and the FTSE® 100 Index (each, an “Underlying” and together, the “Underlyings”). The Underlyings, along with their respective weightings (each a “Basket Weight”), are set forth below.

Underlying	Basket Weight
AEX® Index	25.00%
KOSPI 200 Index	25.00%
Swiss Market Index	25.00%
FTSE® 100 Index	25.00%

Term:	Approximately 5 years, unless automatically called earlier
Call Feature:	The Securities will be automatically called if the closing level of the Basket on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are automatically called, JPMorgan Financial will pay you on the Call Settlement Date a cash payment per Security equal to the Call Price for the Observation
Date.
Observation Date[1]:	February 4, 2027
Call Settlement Date[1]:	February 8, 2027
Call Return:	The Call Return is based upon a rate of 14.50%. See “Call Return/Call Price.”
Call Price:	The Call Price equals the principal amount per Security plus $10.00 × the Call Return.
Payment at Maturity (per $10 principal amount Security):

If the Securities have not been automatically called and the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return × Upside Gearing)

If the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Securities have not been automatically called, the Basket Return is negative, and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

In this scenario, you will be exposed to the decline in the level of the Basket and you will lose a significant portion or all of your principal amount in an amount proportionate to the negative Basket Return.

Basket Return:	(Final Basket Value – Initial Basket Value) Initial Basket Value
Upside Gearing:	1.50
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The closing level of the Basket on the Final Valuation Date
Autocall Barrier:	100.00% of the Initial Basket Value

Closing Level of the Basket:	The closing level of the Basket on any day will be calculated as follows: 100 × [1 + sum of (Underlying Return of each Underlying × Basket Weight of that Underlying)]
Initial Value:	With respect to each Underlying, the closing level of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	With respect to each Underlying, on any relevant day, the closing level of that Underlying on that day
Underlying Return:	With respect to each Underlying, on any relevant day, (Final Value – Initial Value) Initial Value
Downside Threshold:	75.00% of the Initial Basket Value, as specified on the cover of this pricing supplement

1 See footnote 1 under “Key Dates” on the front cover.

Investment Timeline

Trade Date	The closing level of each Underlying is observed, the Initial Basket Value is set equal to 100, the Downside Threshold is determined and the Call Return is finalized.

Observation Date

The Securities will be automatically called if the closing level of the Basket on the Observation Date is greater than or equal to the Autocall Barrier.

If the Securities are automatically called, JPMorgan Financial will pay the Call Price for the Observation Date: equal to the principal amount plus an amount based on the Call Return.

Maturity Date

If the Securities have not been automatically called, the Final Value of each Underlying, the Final Basket Value and the Basket Return are determined.

If the Securities have not been automatically called and the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return ×
Upside Gearing)

If the Securities have not been automatically called and the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

Under these circumstances, you will be exposed to the decline in the level of the Basket and you will lose a significant portion or all of your principal amount in an amount proportionate to the negative Basket Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Return/Call Price

Observation Date†	Call Settlement Date†	Call Return (number below reflects a rate of 14.50%)	Call Price (per $10)
February 4, 2027	February 8, 2027	14.50%	$11.45

†	See footnote 1 under “Key Dates” on the cover.

What Are the Tax Consequences of the Securities?

In determining our reporting responsibilities, we intend to treat the Securities for U.S. federal income tax purposes as “open transactions” that are not debt instruments, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. UBS-1-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected.

No statutory, judicial or administrative authority directly addresses the characterization of the Securities (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Assuming that “open transaction” treatment is respected, the gain or loss on your Securities should generally be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of the Securities at the issue price. However, the IRS or a court may not respect the treatment of the Securities as “open transactions,” in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. For instance, the Securities could be treated as contingent payment debt instruments, in which case the gain on your Securities would be treated as ordinary income and you would be required to accrue original issue discount on your Securities in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the Securities until maturity.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket or any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called and the Basket Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Basket Value has not declined below the Downside Threshold. If the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, you will be exposed to the full decline in the level of the Basket and will lose a significant portion or all of your principal amount in an amount proportionate to the negative Basket Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	We May Accelerate Your Securities If a Change-in-Law Event Occurs — Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the Securities or our ability to hedge or perform our obligations under the Securities, we may, in our sole and absolute discretion, accelerate the payment on your Securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your Securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
t	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Basket, which may be significant. In addition, because the closing level of the Basket at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Basket. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Basket Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Basket. Even though you will not participate in any potential appreciation of the Basket if the Securities are automatically called, you may be exposed to the Basket’s downside market risk if the Securities are not automatically called.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Basket and the Upside Gearing and may be less than the Basket’s return, even if that return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Basket is above the Downside Threshold. If by maturity the Securities have not been automatically called, JPMorgan Financial will repay your principal amount as long as the Final Basket Value is not below the Downside Threshold. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Basket from the Initial Basket Value to the Final Basket Value. The contingent repayment of principal based on whether the Final Basket Value is below the Downside Threshold applies only if you hold your Securities to maturity.

t	Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would have the opportunity to receive the Call Return could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Basket, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the level of the Basket over a period of time. The greater the expected volatility of the Basket at the time the terms of the Securities are set, the greater the expectation is at that time that the level of the Basket could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return and the Downside Threshold, are based, in part, on the expected volatility of the Basket at the time the terms of the Securities are set, where a higher expected volatility will generally be reflected in a higher Call Return and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Basket and the potential loss of a significant portion or all of your principal at maturity.
t	Correlation (or Lack of Correlation) of the Underlyings — Changes in the levels of the Underlyings may not correlate with each other. At a time when the level of one or more Underlyings increases, the level of one or more other Underlyings may not increase as much or may even decline. Therefore, in calculating the closing level of the Basket, an increase in the level of one or more of the Underlyings may be moderated, or more than offset, by a lesser increase or decline in the level of one or more other Underlyings. In addition, high correlation of movements in the levels of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on any payment on the Securities.
t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Securities is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the stocks included in the Underlyings and received the dividends on the stocks included in the Underlyings. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Basket Value, which is based on the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stocks included in that Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the values of the Underlyings, and therefore the Basket and the market value of the Securities.

t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying or in futures, options or other derivatives products on an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities exceeds the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the levels of the Underlyings;
t	the time to maturity of the Securities;

t	the likelihood of an automatic call being triggered;
t	the dividend rates on the equity securities underlying the Underlyings;
t	the actual or expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Underlyings trade and the correlation among those rates and the levels of the Underlyings; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk — The equity securities included in each Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
t	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Underlyings are based, although any currency fluctuations could affect the performance of the Underlyings and, therefore, the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.
t	Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities — The actual performance of the Basket over the term of the Securities may bear little relation to the historical performance of the Basket. The future performance of the Basket may differ significantly from its historical performance. It is impossible to predict whether the level of the Basket will rise or fall. We cannot give you assurance that the performance of the Basket will not adversely affect any payment on the Securities.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following tables and hypothetical examples below illustrate the payment upon an automatic call or at maturity per $10 principal amount Security for a hypothetical range of Basket Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Basket, reflect the Initial Basket Value of 100 and the Autocall Barrier of 100 and assume a hypothetical Call Return of 5.00%, a hypothetical Downside Threshold of 90 and a hypothetical Upside Gearing of 1.05. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under “The Underlyings” in this pricing supplement. The actual Upside Gearing, Downside Threshold and Call Return are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the Downside Threshold, the Call Return and the Final Basket Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the examples and tables below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 5 years (unless automatically called earlier)
Initial Basket Value:	100.00
Hypothetical Call Return:	5.00%
Autocall Barrier:	100.00 (which is 100.00% of the Initial Basket Value)
Hypothetical Downside Threshold:	90.00 (which is 90.00% of the Initial Basket Value)
Hypothetical Upside Gearing:	1.05

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing level of the Basket on the Observation Date or the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing level of the Basket on Observation Date	Basket Return* (%)	Payment upon Automatic Call ($)	Return upon Automatic Call per $10.00 issue price (%)
200.00	100.00%	$10.50	5.00%
190.00	90.00%	$10.50	5.00%
180.00	80.00%	$10.50	5.00%
170.00	70.00%	$10.50	5.00%
160.00	60.00%	$10.50	5.00%
150.00	50.00%	$10.50	5.00%
140.00	40.00%	$10.50	5.00%
130.00	30.00%	$10.50	5.00%
120.00	20.00%	$10.50	5.00%
115.00	15.00%	$10.50	5.00%
110.00	10.00%	$10.50	5.00%
105.00	5.00%	$10.50	5.00%
102.50	2.50%	$10.50	5.00%
100.00	0.00%	$10.50	5.00%
95.00	-5.00%	N/A	N/A
90.00	-10.00%	N/A	N/A
80.00	-20.00%	N/A	N/A
70.00	-30.00%	N/A	N/A
60.00	-40.00%	N/A	N/A
50.00	-50.00%	N/A	N/A
40.00	-60.00%	N/A	N/A
30.00	-70.00%	N/A	N/A
20.00	-80.00%	N/A	N/A
10.00	-90.00%	N/A	N/A
0.00	-100.00%	N/A	N/A
* As used in this table, “Basket Return” is equal to (a) the closing level of the Basket on the Observation Date minus the Initial Value, divided by (b) the Initial Value, expressed as a percentage.

Example 1 — Securities Are Automatically Called on the Observation Date

Closing level of the Basket at Observation Date:	115.00 (at or above Autocall Barrier, Securities are automatically called)
Call Price (per Security):	$10.50

Because the Securities are automatically called on the Observation Date, JPMorgan Financial will pay you on the Call Settlement Date a Call Price of $10.50 per $10.00 principal amount (a 5.00% return on the Securities). No further amounts will be owed on the Securities.

Hypothetical Payment at Maturity if the Securities are NOT subject to an Automatic Call:

Final Basket Value	Basket Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$20.500	105.00%
190.00	90.00%	$19.450	94.50%
180.00	80.00%	$18.400	84.00%
170.00	70.00%	$17.350	73.50%
160.00	60.00%	$16.300	63.00%
150.00	50.00%	$15.250	52.50%
140.00	40.00%	$14.200	42.00%
130.00	30.00%	$13.150	31.50%
120.00	20.00%	$12.100	21.00%
110.00	10.00%	$11.050	10.50%
105.00	5.00%	$10.525	5.25%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
89.99	-10.01%	$8.999	-10.01%
80.00	-20.00%	$8.000	-20.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Example 2 — Securities Have NOT Been Automatically Called and the Final Basket Value Is Above the Initial Basket Value

Closing level of the Basket at Observation Date:	95.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level of the Basket at Final Valuation Date:	105.00 (above Initial Basket Value)

Settlement Amount (per Security):	$10.00 + ($10.00 × Basket Return × Upside Gearing) $10.00 + ($10.00 × 5% × 1.05) $10.525

Because the Securities have not been automatically called, the Final Basket Value is above the Initial Basket Value and the Basket Return is 5%, at maturity, JPMorgan Financial will pay you a total of $10.525 per $10.00 principal amount (a 5.25% return on the Securities).

Example 3 — Securities Have NOT Been Automatically Called and the Final Basket Value Is Below the Initial Basket Value but At or Above the Downside Threshold

Closing level of the Basket at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level of the Basket at Final Valuation Date:	95.00 (below Initial Basket Value, but at or above Downside Threshold)

Settlement Amount (per Security):	$10.00

Because the Securities have not been automatically called and the Final Basket Value is below the Initial Basket Value but at or above the Downside Threshold, at maturity, JPMorgan Financial will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Have NOT Been Automatically Called and the Final Basket Value Is Below the Downside Threshold

Closing level of the Basket at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level of the Basket at Final Valuation Date:	60.00 (below Initial Basket Value and Downside Threshold)

Settlement Amount (per Security):	$10.00 + ($10.00 × Basket Return) $10.00 + ($10.00 × -40%) $6.00

Because the Securities have not been automatically called, the Final Basket Value is below the Downside Threshold and the Basket Return is -40%, at maturity, JPMorgan Financial will pay you a total of $6.00 per $10.00 principal amount (a 40% loss on the Securities).

If the Securities have not been automatically called, the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, investors will be exposed to the negative Basket Return at maturity, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. Investors could lose a significant portion or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Calculations of the Closing Levels of the Basket

The examples below illustrate the hypothetical closing levels of the Basket on the Final Valuation Date under different hypothetical scenarios with the following assumptions (amounts have been rounded for ease of reference):

Underlyings	Index Weight	Initial Value
AEX® Index	25.00%	100.00*
KOSPI 200 Index	25.00%	100.00*
Swiss Market Index	25.00%	100.00*
FTSE® 100 Index	25.00%	100.00*
*The actual Initial Value for each Underlying is specified on the cover of this pricing supplement. The hypothetical Initial Value for each Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. For historical data regarding the actual closing levels of each Underlying, please see the historical information set forth under “The AEX® Index,” “The KOSPI 200 Index,” “The Swiss Market Index” and “The FTSE® 100 Index” in this pricing supplement.

Example 1 — On the Final Valuation Date, each Underlying closes above its Initial Value.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
AEX® Index	25.00%	100.00	106.00	6.00%
KOSPI 200 Index	25.00%	100.00	107.00	7.00%
Swiss Market Index	25.00%	100.00	104.00	4.00%
FTSE® 100 Index	25.00%	100.00	103.00	3.00%
Closing Level of the Basket:	100 × [1 + (6.00% × 25.00%) + (7.00% × 25.00%) + (4.00% × 25.00%) + (3.00% × 25.00%)] = 105

A closing level of the Basket of 105 represents a 5% increase in the level of the Basket from the Initial Basket Value.

Example 2 — On the Final Valuation Date, each Underlying closes below its Initial Value.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
AEX® Index	25.00%	100.00	88.00	-12.00%
KOSPI 200 Index	25.00%	100.00	80.00	-20.00%
Swiss Market Index	25.00%	100.00	83.00	-17.00%
FTSE® 100 Index	25.00%	100.00	89.00	-11.00%
Closing Level of the Basket:	100 × [1 + (-12.00% × 25.00%) + (-20.00% × 25.00%) + (-17.00% × 25.00%) + (-11.00% × 25.00%)] = 85

A closing level of the Basket of 85 represents a 15% decline in the level of the Basket from the Initial Basket Value.

Example 3 — On the Final Valuation Date, one Underlying closes below its Initial Value, offsetting the increase of the other Underlyings.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
AEX® Index	25.00%	100.00	40.00	-60.00%
KOSPI 200 Index	25.00%	100.00	105.00	5.00%
Swiss Market Index	25.00%	100.00	110.00	10.00%
FTSE® 100 Index	25.00%	100.00	120.00	20.00%
Closing Level of the Basket:	100 × [1 + (-60.00% × 25.00%) + (5.00% × 25.00%) + (10.00% × 25.00%) + (20.00% × 25.00%)] = 93.75

A closing level of the Basket of 93.75 represents a 6.25% decline in the level of the Basket from the Initial Basket Value.

Because the Basket is equally weighted, a significant decrease in the level of one Underlying can more than offset lesser increases in the levels of the other Underlyings. In this example, even though the Underlying Return of each of the KOSPI 200 Index, the Swiss Market Index and the FTSE® 100 Index are positive, the significant negative Underlying Return of the AEX® Index results in a Final Basket Value that is less than the Initial Basket Value.

Example 4 — On the Final Valuation Date, one Underlying closes above its Initial Value, but this increase is offset by the decline of the other Underlyings.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
AEX® Index	25.00%	100.00	150.00	50.00%
KOSPI 200 Index	25.00%	100.00	20.00	-80.00%
Swiss Market Index	25.00%	100.00	30.00	-70.00%
FTSE® 100 Index	25.00%	100.00	80.00	-20.00%
Closing Level of the Basket:	100 × [1 + (50.00% × 25.00%) + (-80.00% × 25.00%) + (-70.00% × 25.00%) + (-20.00% × 25.00%)] = 70

A closing level of the Basket of 70 represents a 30% decline in the level of the Basket from the Initial Basket Value.

Because the Basket is equally weighted, decreases in the levels of several Underlyings can more than offset the significant increase in the level of one Underlying. In this example, even though the Underlying Return of the AEX® Index is positive, the negative Underlying Return of each of the KOSPI 200 Index, the Swiss Market Index and the FTSE® 100 Index together result in a Final Basket Value that is less than the Initial Basket Value.

The Basket

The following graph shows the daily hypothetical performance of the Basket from January 4, 2016 through January 29, 2026, assuming that the closing level of the Basket on January 4, 2016 was 100 and that the Underlyings on those dates were weighted as specified in the “Final Terms” in this pricing supplement. The dotted line represents a hypothetical Downside Threshold of 164.26, equal to 75% of the hypothetical closing level of the Basket on January 29, 2026. The hypothetical historical daily Basket performance data in this graph was determined using the closing levels of each Underlying reported by the Bloomberg Professional® service (“Bloomberg”) for those dates, without independent verification. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Underlyings as described above.

Past performance of the Basket is not indicative of the future performance of the Basket. See “Key Risks — Risks Relating to the Underlyings — Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities.”

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing levels information set forth below from Bloomberg, without independent verification. You should not take the historical performance of any Underlying as an indication of future performance.

The AEX® Index

The AEX® Index is a free-float market capitalization-weighted index that reflects the performance of the 30 largest and most actively traded shares listed on Euronext Amsterdam. For additional information about the AEX® Index, see Annex A in this pricing supplement.

Historical Information Regarding the AEX® Index

The graph below illustrates the daily performance of the AEX® Index from January 4, 2016 through January 29, 2026, based on information from Bloomberg, without independent verification. The closing level of the AEX® Index on January 29, 2026 was 996.93. We obtained the closing levels of the AEX® Index above and below from Bloomberg, without independent verification.

Past performance of the AEX® Index is not indicative of the future performance of the AEX® Index.

The KOSPI 200 Index

The KOSPI 200 Index is a free-float adjusted market capitalization-weighted index of 200 common stocks listed on the KOSPI market, a benchmark stock market of Korea. The constituent stocks are selected on the basis of such criteria as market capitalization, sector representation and liquidity. For additional information about the KOSPI 200 Index, see Annex B in this pricing supplement.

Historical Information Regarding the KOSPI 200 Index

The graph below illustrates the daily performance of the KOSPI 200 Index from January 4, 2016 through January 29, 2026, based on information from Bloomberg, without independent verification. The closing level of the KOSPI 200 Index on January 29, 2026 was 765.59. We obtained the closing levels of the KOSPI 200 Index above and below from Bloomberg, without independent verification.

Past performance of the KOSPI 200 Index is not indicative of the future performance of the KOSPI 200 Index.

The Swiss Market Index

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see “Equity Index Descriptions — The Swiss Market Index” in the accompanying underlying supplement.

Historical Information Regarding the Swiss Market Index

The graph below illustrates the daily performance of the Swiss Market Index from January 4, 2016 through January 29, 2026, based on information from Bloomberg, without independent verification. The closing level of the Swiss Market Index on January 29, 2026 was 13,147.93. We obtained the closing levels of the Swiss Market Index above and below from Bloomberg, without independent verification.

Past performance of the Swiss Market Index is not indicative of the future performance of the Swiss Market Index.

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information Regarding the FTSE® 100 Index

The graph below illustrates the daily performance of the FTSE® 100 Index from January 4, 2016 through January 29, 2026, based on information from Bloomberg, without independent verification. The closing level of the FTSE® 100 Index on January 29, 2026 was 10,171.76. We obtained the closing levels of the FTSE® 100 Index above and below from Bloomberg, without independent verification.

Past performance of the FTSE® 100 Index is not indicative of the future performance of the FTSE® 100 Index.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” and “Hypothetical Examples of Calculations of the Closing Levels of the Basket” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Annex A – The AEX® Index

All information contained in this pricing supplement regarding the AEX® Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Euronext. The AEX® Index is calculated, maintained and published by Euronext. Euronext has no obligation to continue to publish, and may discontinue publication of, the AEX® Index.

The AEX® Index is a free-float market capitalization-weighted index that reflects the performance of the 30 largest and most actively traded shares listed on Euronext Amsterdam.

The price return version of the AEX® Index is reported by Bloomberg L.P. under the ticker symbol “AEX.”

Index Composition

The composition of the AEX® Index is reviewed quarterly in March, June, September and December of each year. The March review is referred to as the “Annual Review.” The June, September and December reviews are referred to as the “quarterly reviews.” Relevant data that serves as the basis for the periodical reviews is gathered after the market close on the penultimate Friday of February, May, August and November (each, a “Review Cut-Off Date”). Any changes relating to the periodical reviews go effective after the market close on the third Friday of March, June, September and December (each, a “Review Effective Date”), with the changes announced at least six trading days before the relevant Review Effective Date (each, a “Review Announcement Date”).

Index Universe

The index universe, the markets and regions that form the starting point of the index composition, consists of companies that are listed on Euronext Amsterdam and trade continuously in euros.

Eligibility Screening

At each Annual Review, companies in the index universe are screened for eligibility for inclusion in the AEX® Index. To be eligible for inclusion, a company must meet the following eligibility criteria:

1.	Market of Reference: The company must either (a) have a Market of Reference (as defined below) of Euronext Amsterdam or (b) be a current constituent and have business assets that are at least 20% of the total balance sheet, at least 20% of head-office activities and/or at least 10% of full-time employees in the Netherlands. If a company changes its Market of Reference to a Market of Reference other than Euronext Amsterdam as a result of merger or similar situation, the company may continue to be eligible based on the criteria stipulated in (b) above. A company changing its Market of Reference to a Market of Reference other than Euronext Amsterdam for other reasons will be removed from the AEX® Index at the Annual Review regardless of whether it fulfills the criteria stipulated above. The Market of Reference means, where a company is admitted to trading on more than one Euronext securities market (other than those operated by Borsa Italiana, Euronext Dublin, Euronext Lisbon and Oslo Børs), the Euronext securities market specified by Euronext on which all transactions in that company in Euronext-operated trading platform’s central order book are executed.
2.	Liquidity: The company must have a free float velocity of at least 15% (10% if the company is a current constituent) over the 12 months up to and including the Review Cut-Off Date or a total turnover over the 12 months up to and including the Review Cut-Off Date of at least 2 billion (1 billion if the company is a current constituent) euros. Companies with a free float factor less than 15% as of the Review Cut-Off Date are not eligible. Free float velocity of a company is calculated by dividing its velocity by its free float factor based on the Review Cut-Off Date, provided that the free float factor used in the velocity calculation is always at least 25%. The velocity of a company is calculated by dividing its number of shares traded by its number of shares listed.
3.	The following companies are not eligible: (a) companies allocated to the recovery box (companies subject to insolvency procedures) or penalty bench (companies that do not comply with the rules set forth in the Euronext harmonized rule book) by Euronext; (b) companies that are classified as (i) a special purpose acquisition company (“SPAC”) incorporated for the purpose of completing a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction with a target operating company or business, (ii) cash shells (companies whose assets consist wholly or predominantly of cash), (iii) open-ended investment funds (a collective investment scheme offering regular creation/redemption of shares/units) or (iv) closed-ended investment funds (a collective investment scheme that does not offer creation and redemption of shares/units); (c) holding companies of companies admitted to listing on Euronext Amsterdam, insofar as they mainly hold securities in one company; (d) companies admitted to listing less than 30 trading days before the Review Cut-Off Date; and (e) other companies or institutions as determined by Euronext, taking into account the tradability and the settlement of the shares issued by the company in question.

At each quarterly review, companies at the time included in the AEX® Index, companies at the time not included in the AEX® Index that were eligible for inclusion at the most recent Annual Review and newly listed companies that fulfill the eligibility criteria stipulated above are eligible for inclusion. Newly listed companies are companies that have been admitted to listing during the relevant calendar year. Former SPACS that have transitioned via a de-SPAC transaction are seen as a new company and admitted to listing as of that date. Companies already included in the AEX® Index or that have been admitted earlier to Euronext Brussels or Paris do not qualify as newly listed companies.

Constituents Selection

30 companies are included in the AEX® Index.

At each Annual Review, companies within the index universe that fulfill the eligibility criteria are ranked based on free-float market capitalization based on the Review Cut-Off Date. The 28 highest ranking companies are selected. The remaining 2 index constituents are selected from a buffer zone consisting of the companies ranked 29th to 32nd, with priority given to keep current constituents over selecting companies that are not at the time constituents of the AEX® Index.

At each quarterly review, companies at the time included in the AEX® Index and newly listed companies within the index universe that fulfill the eligibility criteria are ranked based on free-float market capitalization based on the Review Cut-Off Date. Newly listed companies will be added to the AEX® Index when they rank 28th or higher. If, after the addition of newly listed companies, the AEX® Index consists of fewer than 30 companies, the eligible company with the highest free-float market capitalization will be added. If the AEX® Index consists of more than 30 companies after the addition of newly listed companies or due to corporate action, then the lowest ranking companies will be removed to bring the number of companies in the AEX® Index to 30.

Index Constituents Weighting

At each of the Annual Reviews and the quarterly reviews, a capping factor is calculated for each constituent using its closing price on the Review Weighting Date, which is two trading days before the relevant Review Effective Date, such that each constituent has a maximum weight of 15%.

Index Calculation

The AEX® Index is free-float market capitalization weighted. At any given time, the index level of the AEX® Index is calculated as the free-float market capitalization of the index constituents divided by the divisor. The free-float market capitalization of the index constituents is equal to the sum of the products, for each index constituent, of its price, number of shares, free float factor and capping factor. The free float factor is calculated to exclude from the number of shares outstanding any shareholdings that are considered non-free float based on public information available on the Review Cut-Off Date, which include, but are not limited to, shareholdings of 5% or more of the company’s total shares outstanding held by any single shareholder, with the exception of collective entities or pension funds. The divisor is a mathematical factor defined at the inception of the AEX® Index and is adjusted upon certain corporate actions to maintain continuity in index levels.

The AEX® Index is calculated as a price return index and does not include in the index calculation dividend payments on the index constituents except for special dividends.

Index Maintenance

The composition and constituents weighting of the AEX® Index will be adjusted to reflect changes to number of shares and free float factors and changes due to certain corporate actions such as spin-offs, mergers and takeovers, suspensions, company distress and delistings. At the Annual Review, the number of shares of a constituent will be updated to its number of shares listed on the Review Cut-Off Date, taking into account adjustments due to corporate actions, and the free float factor of a constituent will be updated to its free float factor on the Review Cut-Off Date. At the quarterly reviews, the number of shares and the free float factor of a constituent will be updated only if its number of shares listed on the Review Cut-Off Date deviates by 20% or more from its number of shares currently included in the AEX® Index and/or its free float factor on the Review Cut-Off Date deviates by 10% or more from its free float factor currently applied.

License Agreement

JPMorgan Chase & Co. or its affiliate expects to enter into an agreement with Euronext that would provide it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the AEX® Index, which is owned and published by Euronext, in connection with certain securities, including the Securities.

Annex B – The KOSPI 200 Index

All information contained in this pricing supplement regarding the KOSPI 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Korea Exchange (“KRX”). The Korea Stock Exchange KOSPI 200 Index is calculated, maintained and published by KRX. KRX has no obligation to continue to publish, and may discontinue publication of, the KOSPI 200 Index.

The KOSPI 200 Index is a free-float adjusted market capitalization-weighted index of 200 common stocks listed on the KOSPI market, a benchmark stock market of Korea. The constituent stocks are selected on the basis of such criteria as market capitalization, sector representation and liquidity.

The KOSPI 200 Index is reported by Bloomberg L.P. under the ticker symbol “KOSPI2.”

Index Constitution

Eligibility Criteria

Eligible securities for the KOSPI 200 Index are the constituents of the Korea Composite Stock Price Index (“KOSPI”), which comprises common stocks listed on the KOSPI market, as of the last trading day in April or October (each, a “screening base date”), as applicable, excluding:

•	issues by companies on the KRX’s watchlist or scheduled to be delisted;
•	issues by companies invested in real estate, ship or social infrastructure or special purpose acquisition companies (SPACs);
•	an issue by a company whose free-float rate is under 10%;
•	issues by companies listed on the KOSPI market for less than six months (including those that became publicly listed by merging with a SPAC), excluding the cases listed below:
o	a company whose listing is transferred to the KOSPI market from the KOSDAQ market and whose combined listing period on the two markets is more than six months;
o	a company added to the KOSPI 200 Index before the applicable screening base date as a spun-off company in the case of a constituent’s spin-off;
o	a company added to the KOSPI 200 Index before the applicable screening base date as an exceptional addition of a newly listed issue; and
•	other constituents deemed to be disqualified, as forth under “Index Maintenance — Ongoing Event-Related Rebalancing — Disqualification” below.

Sector Classification

Eligible securities are classified into the following ten industry sectors as of the applicable screening base date: (i) energy, (ii) materials, (iii) industrials, (iv) customer discretionary, (v) customer staples, (vi) health care, (vii) financials & real estate, (viii) information technology, (ix) communication services and (x) utilities.

Screening

Screening for selection is based on the average daily market capitalization and the average daily trading value of an eligible company.

Issues are retroactively screened for six months from the applicable screening base date. The one-month period spans from the first trading day to the last trading day of the applicable month.

•	In the case of a merger (excluding small scale mergers) or a spin-off that occurred after the first trading day of the screening period and before the rebalancing day, the period spans from the listing day to the screening base date.
•	In the case of a company added to the KOSPI 200 Index prior to the screening base date as an exceptional addition of a newly listed issue, the period spaces from the listing day to the screening base date.
•	With respect to stocks whose trading is resumed before the screening base date that occurs after being under long-term trading suspension following a listing maintenance review, the period shall be from the trading resumption day to the screening base date.

In the case where a merger (excluding a small scale merger) or a spin-off takes place, or trading of a stock is resumed after having long-term trading suspension following a listing maintenance review, between the first trading day of the screening period and the rebalancing day, average daily market capitalization and average daily trading value may be adjusted, if necessary.

Constituent Selection

Constituents are selected in a 3-step process:

In the first step, in each sector, a constituent satisfying the market capitalization and the trading value criteria is selected as indicated below:

•	Companies whose average daily trading value ranking is below the top 85% (based on the liquidity standard) of the eligible companies in that sector is excluded.
•	Next, companies not in the top 85% by cumulative market capitalization in that sector are removed. The next company that falls in the top 85% by cumulative market capitalization in that sector is saved.

In the second step, the issues are selected for inclusion in the KOSPI 200 Index after the following requirements are applied in order:

•	A current constituent remains in the KOSPI 200 Index as long as it meets the liquidity threshold and its average daily market capitalization ranking stays within 110% of the number of the current constituents of its sector.
•	In order for an issue to be newly added to the KOSPI 200 Index, its average daily market capitalization needs to rank within 90% of the number of the current constituents in its sector. However, this does not apply if the number of existing constituents in the corresponding sector is less than three.

In the final step, additional inclusion or deletion is made if the number of constituents is below or below 200 after Step 2 is completed:

•	When fewer than 200 constituents are selected after the requirements above are applied, issues that meet the liquidity threshold are selected in descending order of the average daily market capitalization, regardless of sectors, until 200 constituents are included.
•	When more than 200 constituents are selected, on the other hand, constituents are excluded in ascending order of the market capitalization, regardless of sectors, until the target count of 200 constituents is satisfied.

Among the top 50 securities by market capitalization that do not meet the requirements above, a large-capitalization stock is subject to inclusion considering sectoral balance and liquidity. In such case, the smallest market capitalization issue among the selected issues is removed. The market capitalization here means the average daily market capitalization of the recent 15 trading days.

Among eligible securities that are not selected as constituents but satisfy the liquidity threshold, 10 stocks in each sector are chosen as the reserved issues in descending order of the average daily market capitalization.

Index Maintenance

Regular Rebalancing

The KOSPI 200 Index is semiannually reconstituted according to the constituent selection criteria. The regular rebalancing is conducted on the next trading day in June and December that occurs after the nearest month in which KOSPI 200 futures contracts are due. New constituents are confirmed in May and November after the review by the KOSPI 200 Index Committee.

Ongoing Event-Related Rebalancing

Disqualification. Constituents to which the following causes for disqualification below apply are removed from the KOSPI 200 Index, and will be replaced by the top reserved issue. When a constituent to be removed remains suspended from trading as of the 16th trading day after a respective cause for disqualification occurred, the constituent is removed on the 17th trading day. However, such removal may take place on different schedule, if necessary, for example, for the convenience of index users. When removal takes place within a month or less away from index rebalancing, the removed constituent may not be immediately replaced with a reserved issue.

•	Delisting. A constituent is removed on the third trading day after it is determined to be delisted. However, when the constituent is to be removed due to a merger, a full stock exchange or a transfer, it is excluded on the day it is suspended from trading.
•	Watchlist. A constituent is removed on the third trading day after it is put on the KRX’s watchlist.
~~•~~	Other Disqualification. A constituent considered disqualified for reasons other than those above is removed on a day set by KRX.

Exceptional Addition of New Listings. If a newly listed stock that is in the top 50 common stock in the KOSPI market by market capitalization and whose float-adjusted market capitalization exceeds the result of multiplying the market capitalization of top 50th listed company by 0.5, that stock may be selected as a constituent prior to the regular rebalancing considering sectoral balance and liquidity. The market capitalization and float-adjusted market capitalization refer to the average daily market capitalization and average daily float-adjusted market capitalization (daily float-adjusted market capitalization defined by KRX considering factors such as mandatory stock holding period) over the 15 trading days following the listing day.

When selected for inclusion, the newly listed stock replaces a stock whose issuer has the smallest average daily market capitalization in the KOSPI 200 Index as of the recent rebalancing. The replaced stock becomes the top reserved issue in the replacement pool for a given sector in the KOSPI 200 Index. Reconstitution takes place on the next trading day of the final trading day in the nearest month for the KOSPI 200 futures market that occurs 15 trading days after the listing day.

Any exceptional addition of newly listed stocks may take place on different schedule with reasonable grounds.

Mergers and Acquisitions. When the constituent is acquired or merged, a different special rebalancing day may be applied, depending on which constituent it is acquired by.

•	When a current constituent is acquired by a non-member that is currently a listed company, the replacement takes place on the day the current constituent is suspended from trading. However, when the merging company’s trade resumes after temporary halt or suspension that lasted over 30 days, the replacement takes place on the next day of the trade resumption.
•	When a current constituent is acquired by a non-member that is not currently a listed company but is scheduled to be listed, the constituent is removed from the KOSPI 200 Index on the day it is delisted, and the merging company is added as a constituent on the next trading day after it is listed.

•	When a current constituent is acquired by another constituent, the replacement takes place on the day it is suspended from trading. Along with the replacement, to-be-issued shares of the acquirer are applied to the KOSPI 200 Index in advance.

•	When the constituents are merged to create a whole new company, these constituents are removed on the day they are suspended from trading, and the new company becomes a member of the KOSPI 200 Index on the next trading day after it is listed.

Spin-Off. After the spin-off, the parent company and the spun-off company are screened for constituent qualification; either the parent company is removed or the spun-off company is selected as a constituent.

•	The parent company is removed from the KOSPI 200 Index when its market capitalization after the spin-off ratio applied to its market capitalization is lower than the smallest market capitalization member of the KOSPI 200 Index. The parent company is excluded two trading days after the parent company resumes trading. When such removal results in less than 200 constituents in the KOSPI 200 Index after the spun-off company is removed, a reserved issue is added. There is no additional inclusion is made when there are 200 or more constituents.
•	When the spun-off company’s market capitalization is larger than that of a member accounting the top 80% of the KOSPI 200 Index after the spin-off ratio is applied to the parent company’s market capitalization, the spun-off company is included. In that case, the spun-off company is added on the very next trading day of the listing day of the spun-off company, and the spun-off company is removed.

The market capitalization of the parent company and the spun-off company here refers to the average daily market capitalization retroactively calculated for 30 trading days starting from the seventh trading day preceding the trading suspension of the parent company.

Index Calculation

The index level of the KOSPI 200 Index is calculated as follows:

Index Level = (Current Market Capitalization / Base Market Capitalization) × 100

The Current Market Capitalization means the sum of all values resulting from multiplying (a) the number of each constituent’s index calculation shares, (2) the current stock price and (3) the free-float ratio as of the time the KOSPI 200 Index is calculated. For those whose base prices are determined by the assessment prices resulting, for example, from capital decrease or spin-off, their market capitalization from the previous trading day is used.

The Base Market Capitalization means the sums of all values resulting from multiplying (a) the number of each constituent’s index calculation shares, (2) the stock price and (3) the free-float ratio as of the base date. The KOSPI 200 Index has a base date of January 3, 1990 with a base index level of 100.

The number of listed shares of each constituent is used as the number of index calculation shares. However, when the shares increase due to a stock dividend, or a capital increase resulting in ex-right and ex-dividend, the calculation to reflect such increase takes place on the day the ex-rights or ex-dividend is applied.

The current stock price refers to a constituent’s price set in the KOSPI market at the time the KOSPI 200 Index is calculated. In the absence of a constituent’s trade on that day, a quotation is used as the stock price. The base price is used instead when there is no quotation available.

The free-float ratio refers to percentage of total shares outstanding which are readily available in the market, which is equal to the ratio of the number of free-float shares to the number of total outstanding shares, expressed as a percentage. The number of free-float shares is the value after removing the lock-in shares from the listed shares. A lock-in share means an outstanding share of which trading is restricted or that is not practically traded at the moment, including stocks owned by a large shareholder or any special stakeholder, stocks owned by central or local governments, treasury stocks, shares owned through employee stock purchase plans and other stocks deemed to be restricted shares. The free-float shares are calculated based on periodic reports for a given financial year (including business reports submitted by a listed company), disclosure about changes in ownership percentage, and others.

The calculation of a free-float ratio takes place on the trading day following the last trading day of the June and December delivery months for KOSIP 200 futures contracts. The ratio remains the same if a newly calculated figure is within five percentage.

•	The calculation of a free-float ratio may take place on a different schedule with the ratio is expected to change significantly due to, for example, a spin-off, a merger or acquisition or the largest shareholder’s ownership percentage change.
•	The calculation of a free-float ratio may take place on a different schedule considering possible impacts of changes in the ratio (or market capitalization) on fund rebalancings and subsequent market implications such as facilitation of index tracking.

Index Governance

Index Committee

The KOSPI 200 Index Committee is charged with managing the KOSPI 200 Index in an impartial and objective manner. Most of the committee members are external professionals and review overall works of the KOSPI 200 Index administration.

Index Management Committee

KRX runs the KOSPI 200 Index Management Committee, consisting of KRX staff who have expertise in indices, to manage the KOSPI 200 Index and to review the application of corporate actions to the KOSPI 200 Index.

License Agreement

JPMorgan Securities LLC or its affiliate has entered into an agreement with KRX that would provide it and certain of its affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the KOSPI 200 Index, which is owned and published by KRX, in connection with certain securities, including the Securities. The license agreement between KRX and JPMorgan Securities LLC or its affiliate is expected to provide that the following language must be set forth in this pricing supplement:

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN TO JPMORGAN SECURITIES LLC AND ITS AFFILIATES, PURCHASERS OF THE FINANCIAL PRODUCTS LINKED TO THE KOSPI 200 INDEX, OR ANY OTHER PERSON OR ENTITY THAT USES THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

KRX makes no representation or warranty, express or implied, to the owners of the financial products linked to the KOSPI 200 Index or any member of the public regarding the advisability of investing in securities generally or in the products particularly or the ability of the KOSPI 200 Index to track general stock market performance (profitability). KRX’s only relationship to JPMorgan Securities LLC and its affiliates is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 Index which is determined, composed and calculated by KRX without regard to JPMorgan Securities LLC and its affiliates or the content of the Securities. KRX has no obligation to take the needs of JPMorgan Securities LLC and its affiliates or the owners of the financial products linked to KOSPI 200 Index into consideration in determining, composing or calculating the KOSPI 200 Index. KRX is not responsible for and has not participated in the determination of the timing of the issuance or sale of the derivative products linked to KOSPI 200 Index or in the determination or calculation of the equation by which the derivative products linked to KOSPI 200 Index is to be converted into cash. KRX has no obligation or liability to the owners of the financial products linked to KOSPI 200 Index in connection with the administration, marketing or trading of the Securities. The disclaimers of KRX shall continue to be effective after the termination of the license agreement with JPMorgan Securities LLC and its affiliates.